EXHIBIT 99.1

News Release

Contact:	Corporate Communications
Phone:	(713) 324-5080
Address:

1600 Smith Street, Houston, TX 77002

EXPRESSJET REPORTS NOVEMBER 2002 PERFORMANCE

            HOUSTON, Dec. 2, 2002 – ExpressJet Holdings (NYSE: XJT) today announced increased traffic and capacity in November 2002 for its Continental Express operating fleet.

            During the month, ExpressJet flew 345.2 million revenue passenger miles (RPMs), up 22.8 percent versus November 2001.  Capacity increased 23.6 percent to 546.7 million available seat miles (ASMs) in November 2002, compared with November 2001.  ExpressJet's load factor  was 63.1 percent in November 2002, a 0.4 point decline from November 2001.

Also in November, ExpressJet accomplished a 99.8 percent controllable completion factor, which excludes cancellations due to weather and air traffic control, and a total completion factor of 99.5 percent.  The results compare with a November 2001 controllable completion factor of 99.9 percent and a total completion factor of 99.0 percent.

Other activities in November included ExpressJet’s worldwide launch of commercial service aboard Embraer ERJ-145XR regional jets, which are capable of flying extended-range missions of more than 1,500 miles.  New service using the first eight extended-range jets to enter service included daily roundtrip flights linking Oklahoma City and Omaha to Continental Airlines’ New York hub, Newark Liberty International Airport, as well as new daily nonstops between Richmond, Va., and its Houston hub, Bush Intercontinental Airport.

ExpressJet took delivery in November of four extended-range regional jets to close the month with a total operating fleet of 190 aircraft, including 182 jets.

ExpressJet employs more than 5,500 people and provides Continental Airlines with all of its regional airline capacity at its hub airports in Houston, Cleveland and New York/Newark.  Continental Express, operated by ExpressJet Airlines, Inc., offers advance seat assignments and OnePass frequent flyer miles, which can be redeemed anywhere in the world Continental and its alliance carriers fly.  ExpressJet Airlines is owned by ExpressJet Holdings, Inc.  For more information, visit expressjet.com.

-more-

NOVEMBER 2002 OPERATIONAL PERFORMANCE/PAGE 2

PRELIMINARY TRAFFIC RESULTS

NOVEMBER	2002		2001		Change

Revenue Passenger Miles (000)	345,175		281,002		22.8	Percent

Available Seat Miles (000)	546,736		442,300		23.6	Percent

Passenger Load Factor	63.1	Percent	63.5	Percent	(0.4)	Points

YEAR-TO-DATE	2002		2001		Change

Revenue Passenger Miles (000)	3,567,610		3,107,680		14.8	Percent

Available Seat Miles (000)	5,650,390		4,982,521		13.4	Percent

Passenger Load Factor	63.1	Percent	62.4	Percent	0.7	Points

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